Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-49305, No. 333-162747, No. 333-264543, and No. 333-295106) of Humana Inc. of our report dated June 24, 2026 relating to the financial statements and supplemental schedule of Humana Puerto Rico Retirement Savings Plan, which appears in this Form 11‑K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 24, 2026